Exhibit 5.1
[Letterhead of Walkers]

13 July 2009	Our Ref: JL/DW/S3729-H03909
Simcere Pharmaceutical Group
No.699-18 Xuanwu Avenue
Xuanwu District
Nanjing 210042
People’s Republic of China
Dear Sirs
SIMCERE PHARMACEUTICAL GROUP
We have acted as Cayman Islands legal advisers to Simcere Pharmaceutical Group (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 13 July 2009 relating to the offering of American Depositary Shares by the Company (the “Offering”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.
For the purposes of giving this opinion, we have examined copies or originals of the following documents:
1.	the Certificate of Incorporation dated 4 August 2006, the Memorandum and Articles of Association as registered on 4 August 2006, the Amended and Restated Memorandum and Articles of Association as registered on 29 September 2006, the Second Amended and Restated Memorandum and Articles of Association adopted on 23 March 2007 and became effective on 20 April 2007 (the “Second A&R Memorandum and Articles”), the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 13 July 2009;

2.	a copy of executed written resolutions of the directors of the Company dated 10 July 2009; and

3.	the Registration Statement provided to us on 13 July 2009.
We are Cayman Islands’ Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

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13 July 2009
Based upon the foregoing examinations and the assumptions set out below and having regard to legal considerations which we deem relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.
1.	The Company has been duly incorporated as an exempted company with limited liability for unlimited duration and is validly existing under the laws of the Cayman Islands.

2.	The authorised share capital of the Company is US$5,000,000 divided into 500,000,000 ordinary shares of par value US$0.01 each (each a “Share”).

3.	In relation to the Shares:
(a)	All the Shares to be sold pursuant to the Offering have been duly authorized and were validly allotted and issued to Assure Ahead Investments Limited.

(b)	Based on our examination of the Register of Members of the Company, Assure Ahead Investments Limited is the registered holder of 17,924,692 Shares. Assuming such Shares have been fully paid as to the subscription price per Share, there is no further obligation on Assure Ahead Investments Limited to make any further payment to the Company in respect of such Shares.

(c)	The Shares carry such rights as are attributed to them in the Memorandum and Articles of Association.
We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation”, “Enforceability of Civil Liabilities”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
We have assumed that:
1.	the originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	there is no contractual or other provision (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from enter into and performing its obligations as contemplated in the Offering.

3.	the Certificate of Incorporation dated 4 August 2006, the Memorandum and Articles of Association as registered on 4 August 2006, the Amended and

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13 July 2009
Restated Memorandum and Articles of Association as registered on 29 September 2006, the Second A&R Memorandum and Articles, the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 13 July 2009 are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.
To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully
/s/ Walkers
WALKERS